Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 21, 2018, in the Registration Statement (Form S-4 No. 333-                 ) and related Prospectus of the carve-out financial statements of the Outdoor Business of Clear Channel Holdings, Inc. for the registration of 55,327,672 shares of its common stock.

Ernst & Young LLP

San Antonio, Texas

, 2019

The foregoing consent is in the form that will be signed upon the confirmation of the plan of reorganization described in Note 1 to the financial statements.

/s/ Ernst & Young LLP

San Antonio, Texas

December 21, 2018